NORTH CAROLINA

Department of The Secretary of State

To all whom these presents shall come, Greetings:

I, ELAINE F. MARSHALL, Secretary of State of the State of North Carolina, do hereby certify the following and hereto attached to be a true copy of

ARTICLES OF AMENDMENT

OF

FNB UNITED CORP.
WHICH CHANGED ITS NAME TO
COMMUNITYONE BANCORP.

the original of which was filed in this office on the 24th day of June, 2013.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal at the City of Raleigh, this 24th day of June, 2013

/s/ Elaine F. Marshall
Elaine F. Marshall
Secretary of State

Document Id: C201317100452

C201317100452

SOSID: 0080488
Date Filed: 6/24/20133:00:00 PM
Elaine F. Marshall
North Carolina Secretary of State

C201317100452
ARTICLES OF AMENDMENT

OF

FNB UNITED CORP.

FNB United Corp., a corporation organized and existing under the'laws of the State of
North Carolina, hereby submits these Articles of Amendment:

1.	The name of the corporation is FNB United Gorp.

2.	The text of the amendment to the Articles ofIncorporation of the corporation is as follows:

RESOLVED, that Article I of the Articles of Incorporation is hereby amended by deleting the text of Article I in its entirety and replacing it with the following language:

"The name ofthe Corporation is CommunityOne Bancorp."

3.	This amendment was approved by the shareholders of the corporation on June 20,
2013 in the manner required by the North Carolina Business Corporation Act.

This the 20th day of June 2013.

FNB UNITED CORP.

By: /s/ Brian E. Simpson
Brian E. Simpson, Chief Executive Officer